Exhibit 99.1
Interactive Intelligence Reports Record Results

Fourth quarter revenues up 22 percent with improved profitability

INDIANAPOLIS Jan. 30, 2006 - Interactive Intelligence Inc. (Nasdaq: ININ), a global developer of business communications software, today reported results for its quarter and fiscal year ending Dec. 31, 2005.

Total revenues for the company’s 2005 fourth quarter increased 22 percent to $17.5 million compared to $14.4 million for the fourth quarter of 2004. Net income for the fourth quarter of 2005 was $1.8 million, up from $514,000 in the same quarter of the previous year. Diluted earnings per share (EPS) for the fourth quarter of 2005 were $0.10, up from $0.03 in the same period of 2004.

Revenues for the 2005 fiscal year totaled $62.9 million, an increase of 14 percent from $55.1 million in 2004. Net income for 2005 was $2.1 million, up from $1.0 million for 2004, with diluted EPS of $0.13 for 2005, compared to $.06 for 2004.

Cash and short-term investments increased to $15.1 million at year-end, up from $11.6 million, net of borrowings on the line of credit, at the end of 2004.

“The fourth quarter is traditionally our strongest quarter and this year we executed remarkably well,” said Interactive Intelligence president and CEO, Dr. Donald E. Brown. “Our net income numbers improved sharply as a result of increased revenues and effective cost management. Sales performance was particularly good in North America and Europe as we saw continued growth and penetration in the large-sized contact center market and solid demand across all product lines. Additionally, our Vonexus subsidiary continued its strong growth ramp, and during the quarter we successfully launched the latest version of our contact center automation software -- Customer Interaction Center® (CIC). We closed out a record year with a solid fourth quarter finish. These results provide strong momentum for the company and our partners as we move into 2006.”

Fourth quarter highlights included new and follow-on customer contracts signed by DialAmerica Marketing (the largest privately owned telemarketing company in the U.S.), Harrah's Operating Company, Inc., University of California, San Diego, and many others.

The company’s products continue to be applauded in the market. TMCnet, an online industry authority, praised the most recent version of CIC as “a mix of functionality, scalability, and improved ROI.” Communité®, the company’s unified communications and messaging software, received Network Computing magazine’s Editor’s Choice award based on a comparative lab test in which it beat out products from 3COM and Siemens. And Enterprise Interaction Center® (EIC), the flagship product of subsidiary, Vonexus, received INTERNET TELEPHONY magazine’s Excellence Award for its standards-based, all-Microsoft IP PBX solution.

Brown added: “These results reflect the plan that we have been executing on during the past two years. We are encouraged by the increase in orders, which demonstrates that more and more customers see the strong value in our contact center and enterprise IP telephony products. We will continue on the path of driving innovation into all aspects of our products and business processes. Overall, we are pleased with our progress and excited about the growth strategy we have in place for 2006.”

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Interactive Intelligence will host an earnings conference call today at 4:30 p.m. Eastern time (EST), featuring Dr. Brown and the company's CFO, Stephen R. Head. There will be a live Q&A session following opening remarks. The teleconference is expected to last approximately 45 minutes.

To access the teleconference, please dial 1 888.313.7413 at least five minutes prior to the start of the call. Ask for the teleconference by the following name: “Interactive Intelligence fourth quarter and year-end earnings call.”

The teleconference will also be broadcast live on the company's investor relations' page at http://www.ININ.com/investors. An archive of the teleconference will be posted following the call.

To receive a copy of the earnings release, please call 317.872.3000 and press "4" for investor relations, or e-mail investorrelations@inin.com.

About Interactive Intelligence
Interactive Intelligence Inc. (Nasdaq: ININ) offers business communications software solutions for contact center automation, enterprise IP telephony, unified communications, and self-service automation. The company was founded in 1994 and has more than 1,500 customers worldwide. Recent awards include Software Magazine’s 2005 Top 500 Global Software and Services Companies, Miercom’s 2005 Best Integrated Multimedia IP Contact Center product award, and Frost & Sullivan’s 2005 Excellence in Technology of the Year Award. Interactive Intelligence employs approximately 350 people and is headquartered in Indianapolis. The company has 12 offices throughout North America, Europe and Asia Pacific. Interactive Intelligence can be reached at +1 317.872.3000 or info@inin.com; on the Net: http://www.inin.com.

This release contains certain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: rapid technological changes in the industry; volatility in the market price of the company's common stock; the company's ability to maintain profitability, to manage successfully its growth and increasingly complex third party relationships, to maintain successful relationships with its current and any new resellers, to maintain and improve its current products and to develop new products and to protect its proprietary rights adequately; and other factors described in the company's SEC filings, including the company's latest annual report on Form 10-K and its quarterly reports on Form 10-Q.

Interactive Intelligence Inc. is the owner of the marks INTERACTIVE INTELLIGENCE, its associated LOGO and numerous other marks. All other trademarks mentioned in this document are the property of their respective owners.

Contacts:
Stephen R. Head
Chief Financial Officer
Interactive Intelligence Inc.
+1 317.715.8412
steve.head@inin.com

Christine Holley
Director, Market Communications
Interactive Intelligence Inc.
+1 317.715.8220
christine.holley@inin.com

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Interactive Intelligence, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2005	December 31, 2004

Assets
Current assets:
Cash and cash equivalents	$11,551	$14,603
Short-term investments	3,576	--
Accounts receivable, net	14,927	10,251
Prepaid expenses	2,939	2,119
Other current assets	789	836
Total current assets	33,782	27,809
Property and equipment, net	4,013	4,071
Other assets, net	603	618
Total assets	$38,398	$32,498

Liabilities and Shareholders’ Equity
Current liabilities:
Line of credit	$--	$3,000
Accounts payable and accrued liabilities	6,676	5,894
Accrued compensation and related expenses	1,906	1,200
Deferred product revenues	5,195	4,484
Deferred services revenues	16,828	12,884
Total current liabilities	30,605	27,462
Shareholders’ equity:
Preferred stock	--	--
Common stock	161	159
Additional paid-in capital	65,826	65,179
Accumulated deficit	(58,194)	(60,302)
Total shareholders’ equity	7,793	5,036
Total liabilities and shareholders’ equity	$38,398	$32,498

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Interactive Intelligence, Inc.
Condensed Consolidated Statement of Operations
(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Revenues:
Product	$9,031	$7,240	$33,296	$28,187
Services	8,503	7,118	29,641	26,932
Total revenues	17,534	14,358	62,937	55,119
Cost of revenues:
Product	1,824	948	4,661	2,399
Services	2,872	2,668	11,025	10,756
Total cost of revenues	4,696	3,616	15,686	13,155
Gross profit	12,838	10,742	47,251	41,964
Operating expenses:
Sales and marketing	5,961	5,200	24,149	20,492
Research and development	2,915	3,114	12,383	12,858
General and administrative	2,118	1,965	8,327	7,631
Total operating expenses	10,994	10,279	44,859	40,981
Operating income	1,844	463	2,392	983
Other income (expense):
Interest income, net	87	65	269	125
Other income (expense)	(32)	(12)	(288)	70
Total other income (expense)	55	53	(19)	195
Income before income taxes	1,899	516	2,373	1,178
Income taxes	134	2	265	138
Net income	$1,765	$514	$2,108	$1,040

Net income per share:
Basic	$0.11	$0.03	$0.13	$0.07
Diluted	0.10	0.03	0.13	0.06

Shares used to compute net income per share:
Basic	16,085	15,806	16,020	15,857
Diluted	16,860	16,700	16,754	16,605